Exhibit 4.20

edward nathan sonnenbergs

johannesburg cape town durban stellenbosch

150 west street

sandown sandton johannesburg 2196

p o box 783347 sandton south africa 2146

docex 152 randburg

tel +2711 269 7600 fax +2711 269 7899

info@ens.co.za www.ens.co.za

SALE OF BUSINESS AGREEMENT

entered into between

HARMONY GOLD MINING COMPANY LIMITED

and

BUSINESS VENTURE INVESTMENTS NO 1692 PROPRIETARY LIMITED

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

Annexure 1: DEED OF CESSION

Annexure 2: LIST OF INFRASTRUCTURE AND EQUIPMENT

Annexure 3: MATERIAL CONTRACTS

Annexure 4: MINING AREA DIAGRAM

Annexure 5: SAAIPLAAS PLANT DIAGRAM

Annexure 6: ST HELENA DIAGRAM

Annexure 7: WARRANTIES

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

WHEREBY IT IS AGREED AS FOLLOWS :

1.	PARTIES

1.1.	The Parties to this Agreement are –

1.1.1.	Harmony Gold Mining Company Limited; and

1.1.2.	Business Venture Investments No 1692 Proprietary Limited.

1.2.	The Parties agree as set out below.

2.	INTERPRETATION

2.1.	In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings –

2.1.1.	“Abandonment” means the abandonment by the Seller of the Tailings Dam Mining Right in terms of section 56(f) of the MPRDA;

2.1.2.	“AFSA” means the Arbitration Foundation of Southern Africa;

2.1.3.	“Agreement” means this sale of business agreement;

2.1.4.	“Amendment Approval” means the approval granted by the Minister on 31 January 2012 in terms of which the Minister approves the Seller’s application to amend the decision of the Minister in respect of the granting of the Mining Right to include the gold ore in respect of the Tailings Dams;

2.1.5.	“Applications” means the Section 11 Application, the Section 102 Application and the Tailing Dam Mining Right Application;

2.1.6.	“BEECo 1” means Business Venture Investments No 1677 Proprietary Limited, registration number 2012/035756/07, a limited liability private company duly incorporated in the Republic of South Africa;

2.1.7.	“BEECo 1’s Existing MOI” means the memorandum of incorporation of BEECo 1 as at the Signature Date;

2.1.8.	“BEECo 1’s New MOI” means the memorandum of incorporation of BEECo 1 approved by the shareholder of BEECo 1 to replace BEECo 1’s Existing MOI;

2.1.9.	“BEECo 2” means Business Venture Investments No 1687 Proprietary Limited, registration number 2012/030646/07, a limited liability private company duly incorporated in the Republic of South Africa;

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

2.1.10.	“BEECo 2’s Existing MOI” means the memorandum of incorporation of BEECo 2 as at the Signature Date;

2.1.11.	“BEECo 2’s New MOI” means the memorandum of incorporation of BEECo 2 approved by the shareholder of BEECo 2 to replace BEECo 2’s Existing MOI;

2.1.12.	“BEECo 3” means Business Venture Investments 1688 Proprietary Limited, registration number 2012/030648/07, a limited liability private company duly incorporated in the Republic of South Africa;

2.1.13.	“BEECo 3’s Existing MOI” means the memorandum of incorporation of BEECo 3 as at the Signature Date;

2.1.14.	“BEECo 3’s New MOI” means the memorandum of incorporation of BEECo 3 approved by the shareholder of BEECo 3 to replace BEECo 3’s Existing MOI;

2.1.15.	“BEECo Undertakings” means the undertakings given to the Seller by –

2.1.15.1.	Kopano Ke Matla and the Kopano Ke Matla Trust, in terms of which Kopano Ke Matla and the Kopano Ke Matla Trust undertakes not to Dispose of the shares in the issued share capital of Kopano held by Kopano Ke Matla and the shares in the issued share capital of Kopano Ke Matla held by the Kopano Ke Matla Trust for the duration of the Lock-In Period; and

2.1.15.2.	the Masincazelane Trust, in terms of which the Masincazelane Trust undertakes not to Dispose of the shares in the issued share capital of Masincazelane Investments held by the Masincazelane Trust for the duration of the Lock-In Period;

2.1.16.	“Business” means that part of the Seller’s business which constitutes the mining of the Tailings Dams, and which consists of the Business Assets and the Business Liabilities;

2.1.17.	“Business Assets” means the following assets owned by the Seller and used in or in connection with the Business –

2.1.17.1.	the Contracts;

2.1.17.2.	the Infrastructure and Equipment;

2.1.17.3.	all movable assets owned by the Seller which are located on the immovable property on which the St Helena Dams are situated;

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

2.1.17.4.	the Tailings Dams; and

2.1.17.5.	the Tailings Dams Mining Right;

2.1.18.	“Business Liabilities” means –

2.1.18.1.	the Seller’s obligations under the Contracts;

2.1.18.2.	the Environmental Liabilities; and

2.1.18.3.	the Rehabilitation Liabilities;

2.1.19.	“Cashflow Waterfall Agreement” means the cashflow waterfall agreement entered or to be entered into the Seller, the Purchaser, BEECo 1, BEECo 2, BEECo 3 and Sikhuliso SPV setting out the priority of payment obligations of the Purchaser;

2.1.20.	“Closing” means closing as contemplated in clause 10.1;

2.1.21.	“Closing Date” means the 3rd (third) business day after the date on which the last of the Conditions Precedent has been fulfilled or waived, as the case may be;

2.1.22.	“Community Trust” means the trustees for the time being of the Harmony Gold Community Trust, a trust established in accordance with the laws of South Africa and lodged with the Master of the High Court, Johannesburg with Master’s Reference number IT248/2013;

2.1.23.	“Conditions Precedent” means the conditions precedent set out in clause 4.1;

2.1.24.	“Contractor Agreement” means the contract mining agreement entered or to be entered into between the Seller and the Purchaser in terms of which, from the Closing Date until the date of execution of the Deed of Cession, the Seller appoints the Purchaser to mine the Tailings Dams;

2.1.25.	“Contracts” means all agreements in force on the Closing Date to which the Seller is a party relating solely to the Business, including the Material Contracts;

2.1.26.	“Deed of Amendment” means a notarial deed of amendment giving effect to the Mining Right Amendment;

2.1.27.	“Deed of Cession” means a notarial deed of cession in respect of the Tailings Dams Mining Right, substantially similar to the draft attached hereto as Annexure 1, or such other form as may be agreed between the Parties;

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

2.1.28.	“Deeds” means the Deed of Amendment and the Deed of Cession;

2.1.29.	“Dispose” means –

2.1.29.1.	any sale, transfer, cession, assignment, lease, alienation, donation, renunciation, surrender, waiver, relinquishment, exchange or other disposal of any nature whatsoever, including by way of the granting of an option or the entering into of a derivative transaction; or

2.1.29.2.	the granting, creating or allowing an any mortgage, pledge, lien, assignment or cession conferring security, hypothecation, security interest, preferential right or trust arrangement or other encumbrance securing any obligation of any person;

2.1.30.	“DMR” means the Department of Mineral Resources of the Republic of South Africa;

2.1.31.	“Due Diligence Investigation” means the limited due diligence investigation conducted or to be conducted in respect of BEECo 1, BEECo 2, BEECo 3 and Sikhuliso SPV, and their respective shareholders, by the Seller and/or its representatives;

2.1.32.	“Effective Date” means 1 March 2013;

2.1.33.	“Employees” means all employees of the Seller employed solely in respect of the Business as at the Closing Date;

2.1.34.	“Environment” means the surroundings within which humans exist and that are made up of the land, water and atmosphere of the earth, all forms of life, ecological systems; and the physical, chemical, aesthetic and cultural properties and conditions of the foregoing that influence human health and well-being;

2.1.35.	“Environmental Law” means –

2.1.35.1.	common law duties and rules, national, provincial and municipal legislation (including regulations and other subsidiary legislation); and self-executing provisions of international agreements approved by Parliament, that are concerned with the protection or rehabilitation of the Environment, the use of natural resources (including land), and the maintenance of an Environment conducive to human health and well-being;

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

2.1.35.2.	directives, orders or other instructions lawfully given by a Governmental Body exercising powers under any provision referred to in this clause 2.1.35; and

2.1.35.3.	Licences, authorisations and exemptions issued under any provision referred to in this clause 2.1.35;

2.1.36.	“Environmental Liability” means –

2.1.36.1.	any liability of the Seller arising under any Environmental Law or any Health and Safety Law in respect of the Tailings Dams, the Saaiplaas Plant Leaching Facility and the Infrastructure and Equipment; or

2.1.36.2.	any liability involving any Regulated Material, damage or harm to the Environment, site assessment or characterisation, remediation (including operation and maintenance), treatment, containment, mitigation, removal, monitoring, assessing, resource damage, harm to a resource, enforcement proceedings, directives, other remediation or administrative orders, citizen suits, property damage, economic loss, personal injury or death of any employee or other individual, occupational or other exposure or actions whether claimed or instituted by one or more private parties (including the Parties hereto) or Governmental Bodies, in either case (whether under clause 2.1.36.1 or this clause 2.1.36.2) including any fees and expenses of attorneys, counsel, accountants, consultants, and experts, whether based on any Environmental Law or any Health and Safety Law which became or becomes effective before, on or after the Closing Date in respect of the Tailings Dams, the Saaiplaas Plant Leaching Facility and the Infrastructure and Equipment, and whether arising out of or related to on-site or off-site matters;

2.1.37.	“Excluded Liabilities” means all liabilities of the Seller, other than the Business Liabilities relating to the Business as at the Closing Date;

2.1.38.	“Freegold” means ARMgold/Harmony Freegold Joint Venture Company (Proprietary) Limited, registration number 2001/029602/07, a private company incorporated in the Republic of South Africa;

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

2.1.39.	“Freegold Lease Agreement” means the lease agreement entered, or to be entered into, between Freegold and the Seller in terms of which Freegold leases the St Helena Dams to the Seller;

2.1.40.	“Freegold Sale Agreement” means the sale agreement entered, or to be entered into, between Freegold and the Purchaser in terms of which Freegold sells the St Helena Dams to the Purchaser;

2.1.41.	“Funding Agreements” means the Loan Agreements and the Pledge Agreements;

2.1.42.	“Funding Rate” shall bear the meaning ascribed to that term in clause 14.3 of the Subscription, Sale and Shareholders Agreements;

2.1.43.	“Governmental Body” means any country, any national body, any state, province, municipality, or subdivision of any of the foregoing, any Governmental department, or any agency, court, entity, commission, board, ministry, bureau, locality or authority of any of the foregoing, or any quasi-Governmental or private body exercising any regulatory, taxing, importing, exporting, or other Governmental or quasi-Governmental function;

2.1.44.	“Harmony Trust” means the Harmony Gold Environmental Trust, MR No. 8785/99;

2.1.45.	“Health and Safety Laws” means all laws regulating health and safety in the workplace;

2.1.46.	“Income Tax Act” means the Income Tax Act, No 58 of 1962;

2.1.47.	“Infrastructure and Equipment” means all buildings and associated fixtures and fittings and all mining related equipment used solely in the Business on the Signature Date, including the Saaiplaas Plant Leaching Facility and excluding the Shared Infrastructure and Equipment, a list of which is attached hereto as Annexure 2;

2.1.48.	“Insolvency Act” means the Insolvency Act, No 24 of 1936;

2.1.49.	“Kopano” means Kopano Resources (Proprietary) Limited, registration number 2000/023004/07, a limited liability private company duly incorporated in the Republic of South Africa;

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

2.1.50.	“Kopano Ke Matla” means Kopano Ke Matla Investment Company (Proprietary) Limited, registration number 1996/003807/07, a limited liability private company duly incorporated in the Republic of South Africa;

2.1.51.	“Kopano Ke Matla Trust” means the trustees for the time being of the Kopano Ke Matla Trust, Master’s reference number IT10689/96, a trust duly established in the Republic of South Africa;

2.1.52.	“Labour Relations Act” means the Labour Relations Act, No 66 of 1995;

2.1.53.	“Licences” means any licence, permit, approval, consent, authorisation, order, licence application, and licence amendment application of or to a Governmental Body and all governmental or third party product registrations or approvals;

2.1.54.	“Loan Agreements” means, in respect of each of BEECo 1, BEECo 2, BEECo 3 and Sikhuliso SPV, the loan agreement entered or to be entered into between the Seller and each of BEECo 1, BEECo 2, BEECo 3 and Sikhuliso SPV in terms of which the Seller advances to each of BEECo 1, BEECo 2, BEECo 3 and Sikhuliso SPV, an amount equal to the shareholder loan amount to be advanced by each of BEECo 1, BEECo 2, BEECo 3 and Sikhuliso SPV to the Purchaser on the Closing Date in accordance with the provisions of the Subscription, Sale and Shareholders Agreement;

2.1.55.	“Lock-In Period” shall bear the meaning ascribed to that term in the Purchaser’s New MOI;

2.1.56.	“Management Accounts” means the internally prepared management accounts of the Seller in respect of the Business provided by the Seller to the Purchaser prior to the Signature Date;

2.1.57.	“Masincazelane Investments” means Masincazelane Investments (Proprietary) Limited, registration number 1999/019043/07, a limited liability private company duly incorporated in the Republic of South Africa;

2.1.58.	“Masincazelane Trust” means the Trustees for the time being of the Masincazelane Trust, Master’s reference number IT8190/07, a trust duly established in the Republic of South Africa;

2.1.59.	“Material Contracts” means the material contracts which are listed in Annexure 3, attached hereto;

2.1.60.	“Mining Area” means the area outlined in black on the diagram attached hereto as Annexure 4;

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

2.1.61.	“Mining Right” means the mining right with file number FS30/5/1/2/2/82 MR which was granted to the Seller and converted in terms of Item 7 of Schedule II of the MPRDA;

2.1.62.	“Mining Right Amendment” means the amendment of the Mining Right by the deletion therefrom of the Tailings Dams arising as a result of the grant of the Tailings Dams Mining Right;

2.1.63.	“Mining Titles Office” means the Mining Titles Office contemplated in section 2 of the MTRA;

2.1.64.	“Minister” means the Minister of Mineral Resources;

2.1.65.	“MPRDA” means the Mineral and Petroleum Resources Development Act, No 28 of 2002;

2.1.66.	“MTRA” means the Mining Titles Registration Act, 1967;

2.1.67.	“New Rehabilitation Trust” means the new rehabilitation trust to be established by the Purchaser to make provision for the Rehabilitation Liabilities as set out in clause 14;

2.1.68.	“NNR Act” means the National Nuclear Regulator Act, 1999;

2.1.69.	“Parties” means the parties to this Agreement;

2.1.70.	“Pledge Agreements” means, in respect of each of BEECo 1, BEECo 2, BEE Co3 and Sikhuliso SPV, the pledge agreement entered or to be entered into between the Seller and each of BEECo 1, BEECo 2, BEECo 3 and Sikhuliso SPV in terms of which each of BEECo 1, BEECo 2, BEECo 3 and Sikhuliso SPV pledge their shares in the issued share capital of the Purchaser to the Seller as security for their obligations under and in terms of the respective Loan Agreements;

2.1.71.	“Purchase Consideration” means the amount payable by the Purchaser to the Seller for the Business in terms of this Agreement;

2.1.72.	“Purchaser” means Business Venture Investments No 1692 Proprietary Limited, registration number 2012/041001/07, a limited liability private company duly incorporated in the Republic of South Africa;

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

2.1.73.	“Purchaser’s Existing MOI” means the memorandum of incorporation of the Purchaser as at the Signature Date;

2.1.74.	“Purchaser’s New MOI” means the memorandum of incorporation of the Purchaser approved by the shareholders of the Purchaser to replace the Purchaser’s Existing MOI;

2.1.75.	“Purchaser’s Power of Attorney” means a power of attorney authorising any of the persons named in such power of attorney (on behalf of the Purchaser) to execute the Deed of Cession and all or any other document(s) necessary in order to procure the transfer of the Business and/or the Tailings Dams Mining Right from the Seller to the Purchaser;

2.1.76.	“Regulated Material” means –

2.1.76.1.	any material, substance, waste (including any solid, liquid, semisolid or gas or gaseous mixture), product, by-product, chemical, pesticide, fungicide, rodenticide, pollutant, hazardous material, hazardous substance, hazardous waste, solid waste, or non-hazardous waste as the foregoing terms are considered or defined as harmful, under, or regulated by, any applicable Environmental Law or health and safety law, or known or suspected to pose a threat to health, safety or the Environment;

2.1.76.2.	any petroleum (including crude oil or any fraction thereof);

2.1.76.3.	any asbestos, asbestos containing material, and presumed asbestos containing material;

2.1.76.4.	any radioactive substance;

2.1.76.5.	any polychlorinated biphenyl (PCB); and

2.1.76.6.	any methylene chloride, trichloroethylene, 1.2-trans-dichloroethylene, dioxins or dibenzofurans;

2.1.77.	“Rehabilitation Liabilities” means the Seller’s obligations to rehabilitate all environmental disturbances, including health and pollution, and degradation existing in respect of the Tailings Dams, the Saaiplaas Plant Leaching Facility and the Infrastructure and Equipment as at the Closing Date and any obligation to rehabilitate all environmental disturbances, including health and pollution, and degradation existing in respect of the Tailings Dams, the Saaiplaas Plant Leaching Facility and the Infrastructure and Equipment after the Closing Date, and shall include -

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

2.1.77.1.	all restoration, anti-pollution measures, anti-flooding measures, making safe, rehabilitation, compliance with the terms of any rehabilitation plans and/or programs approved by the DMR;

2.1.77.2.	compliance with all Environmental Laws; and

2.1.77.3.	the obtaining of the relevant certificate in terms of section 43 of the MPRDA,

but specifically excludes the rehabilitation liabilities to be transferred in terms of the Contractor Agreement;

2.1.78.	“Saaiplaas Plant” means the processing plant owned by the Seller, situated on the Mining Right Area, which consists of the Saaiplaas Plant Crushing Facility and the Saaiplaas Plant Leaching Facility and all fixtures and fittings thereon;

2.1.79.	“Saaiplaas Plant Crushing Facility” means the facility which forms part of the Saaiplaas Plant, being the structure which is east of the line marked as 22 to 37on the diagram attached hereto as Annexure 5;

2.1.80.	“Saaiplaas Plant Leaching Facility” means the facility which forms part of the Saaiplaas Plant as outlined in green on the diagram attached hereto as Annexure 5;

2.1.81.	“Sale” means the sale by the Seller of the Business to the Purchaser in terms of this Agreement;

2.1.82.	“Section 11 Application” means an application by the Seller to the Minister for the Section 11 Consent;

2.1.83.	“Section 11 Consent” means the written consent of the Minister to the transfer of the Tailings Dams Mining Right to the Purchaser in terms of Section 11 of the MPRDA;

2.1.84.	“Seller” means Harmony Gold Mining Company Limited, registration number 1950/038232/06, a limited liability public company duly incorporated in the Republic of South Africa;

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

2.1.85.	“Seller’s Attorneys” means Edward Nathan Sonnenbergs Incorporated, registration number 2006/018200/21, a firm of attorneys duly incorporated as a private company in the Republic of South Africa;

2.1.86.	“Seller’s Designated Account” means the bank account nominated by the Seller, the details of which are set out below, or such other account as the Seller may designate in writing on 5 (five) business days’ notice to the Purchaser –

Name of Account:	Harmony Gold Mining Company Current Account
Bank:	Nedbank Limited
Branch:	Corporate Client Services
Branch Code:	145405
Account Number:	1454115866

2.1.87.	“Seller’s Power of Attorney” means a power of attorney authorising any of the persons named in such power of attorney (on behalf of the Seller) to execute the Deeds and all or any other document(s) necessary in order to procure the transfer of the Business and/or the Tailings Dams Mining Right from the Seller to the Purchaser;

2.1.88.	“Services Agreement” means the services agreement entered or to be entered into between the Seller and the Purchaser, in terms of which the Seller agrees to continue to provide to the Purchaser, for a limited period, the services provided by the Seller in respect of the Business as at the Signature Date;

2.1.89.	“Servitudes” means servitudes which give the Purchaser access, to the extent that the Purchaser does not have such access, to the Saaiplaas Plant Leaching Facility, the Tailings Dams, the St Helena Dams and the pipelines and powerlines in respect of the Business, and such additional servitudes as may be agreed between the Purchaser and the Seller, in writing;

2.1.90.	“Signature Date” means the date of signature of this Agreement by the Party last signing;

2.1.91.	“Sikhuliso” means Sikhuliso Resources (Proprietary) Limited, registration number 2006/021911/07, a limited liability private company duly incorporated in the Republic of South Africa;

2.1.92.	“Sikhuliso SPV” means Histopath Proprietary Limited, registration number 2012/082229/07, a limited liability private company duly incorporated in the Republic of South Africa, which is a wholly owned subsidiary of Sikhuliso;

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

2.1.93.	“Sikhuliso SPV’s Existing MOI” means the memorandum of incorporation of Sikhuliso SPV as at the Signature Date;

2.1.94.	“Sikhuliso SPV MOI Amendment Resolution” means a resolution amending Sikhuliso SPV’s Existing MOI to include (i) ring fencing provisions and (ii) undertakings given by Sikhuliso not to Dispose of the Sikhuliso SPV Shares for the duration of the Lock-In Period;

2.1.95.	“Sikhuliso SPV Shares” means the shares in the issued share capital of Sikhuliso SPV held by Sikhuliso;

2.1.96.	“Sikhuliso Undertaking” means the undertaking given by each of the shareholders of Sikhuliso to the Seller, in terms of which each of the shareholders of Sikhuliso (i) undertakes not to Dispose of the Sikhuliso Shares for the duration of the Lock-In Period and (ii) the Seller holds the share certificates in respect of the Sikhuliso Shares for the duration of the Lock-In Period;

2.1.97.	“Sikhuliso Shares” means the shares in the issued share capital of Sikhuliso held by the shareholders of Sikhuliso;

2.1.98.	“Shared Infrastructure and Equipment” means those buildings and associated fixtures and fittings and mining related equipment used in the Business on the Signature Date which is also used by the Seller in its other business operations;

2.1.99.	“St Helena Dams” means the tailings deposition sites situated on the immovable property held by Freegold, currently known as St Helena Dams 1, 2 and 3, as depicted on the diagram attached hereto as 0;

2.1.100.	“Subscription, Sale and Shareholders Agreement” means the sale, subscription and shareholders agreement entered or to be entered into between BEECo 1, BEECo 2, BEECo 3, the Community Trust, Sikhuliso SPV, the Seller and the Purchaser in terms of which, inter alia, (i) the Seller subscribes for an additional 1% (one percent) of the shares in the issued share capital of the Purchaser, (ii) each of BEE Co1, BEECo 2 and BEECo 3 subscribe for 3% (three percent) of the shares in the issued share capital of the Purchaser, (iii) Sikhuliso SPV subscribes for 16% (sixteen percent) of the shares in the issued share capital of the Purchaser, (iv) the Seller sells 5% (five percent) of the shares in the issued share capital of the Company to the Community Trust and (v) the relationships between the shareholders of the Purchaser and the Purchaser and its shareholders are regulated;

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

2.1.101.	“Tailings” means the residue produced after or during the processing of the Tailings Dams;

2.1.102.	“Tailings Dams” means the tailings dams situated on the Mining Area and known as “Brand A”, “Dam 21” and “Dam H1”;

2.1.103.	“Tailings Dams Mining Right” means a mining right in respect of the Tailings Dams, which mining right excludes the area on which the Tailings Dams are situated and the minerals contained in the gold bearing auriferous reefs in the area on which the Tailings Dams are situated;

2.1.104.	“Tailings Dams Mining Right Application” means the application for the grant of the Tailings Dams Mining Right;

2.1.105.	“Transaction Agreements” means the –

2.1.105.1.	BEECo Undertakings;

2.1.105.2.	Cashflow Waterfall Agreement;

2.1.105.3.	Contractor Agreement;

2.1.105.4.	Freegold Sale Agreement;

2.1.105.5.	Funding Agreements;

2.1.105.6.	Subscription, Sale and Shareholders Agreement;

2.1.105.7.	Services Agreement; and

2.1.105.8.	Sikhuliso Undertaking;

2.1.106.	“VAT” means value-added tax as levied from time to time in terms of the VAT Act;

2.1.107.	“VAT Act” means the Value-Added Tax Act, No 89 of 1991; and

2.1.108.	“Warranties” means the warranties in 0 and otherwise expressly given by the Seller to the Purchaser in terms of this Agreement.

2.2.	In this Agreement -

2.2.1.	clause headings and the heading of the Agreement are for convenience only and are not to be used in its interpretation;

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

2.2.2.	an expression which denotes -

2.2.2.1.	any gender includes the other genders;

2.2.2.2.	a natural person includes a juristic person and vice versa;

2.2.2.3.	the singular includes the plural and vice versa;

2.2.2.4.	a Party includes a reference to that Party’s successors in title and assigns allowed at law; and

2.2.2.5.	a reference to a consecutive series of two or more clauses is deemed to be inclusive of both the first and last mentioned clauses.

2.3.	Any reference in this Agreement to –

2.3.1.	“business hours” shall be construed as being the hours between 08h30 and 17h00 on any business day. Any reference to time shall be based upon South African Standard Time;

2.3.2.	“days” shall be construed as calendar days unless qualified by the word “business”, in which instance a “business day” will be any day other than a Saturday, Sunday or public holiday as gazetted by the government of the Republic of South Africa from time to time;

2.3.3.	“laws” means all constitutions; statutes; regulations; by-laws; codes; ordinances; decrees; rules; judicial, arbitral, administrative, ministerial, departmental or regulatory judgements, orders, decisions, rulings, or awards; policies; voluntary restraints; guidelines; directives; compliance notices; abatement notices; agreements with, requirements of, or instructions by any Governmental Body; and the common law, and “law” shall have a similar meaning; and

2.3.4.	“person” means any person, company, close corporation, trust, partnership or other entity whether or not having separate legal personality.

2.4.	The words “include” and “including” mean “include without limitation” and “including without limitation”. The use of the words “include” and “including” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

2.5.	Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 2 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement.

2.6.	Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.

2.7.	Unless otherwise provided, defined terms appearing in this Agreement in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning.

2.8.	A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time.

2.9.	Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day.

2.10.	If the due date for performance of any obligation in terms of this Agreement is a day which is not a business day then (unless otherwise stipulated) the due date for performance of the relevant obligation shall be the next succeeding business day.

2.11.	Where figures are referred to in numerals and in words, and there is any conflict between the two, the words shall prevail, unless the context indicates a contrary intention.

2.12.	The rule of construction that this Agreement shall be interpreted against the Party responsible for the drafting of this Agreement, shall not apply.

2.13.	No provision of this Agreement shall (unless otherwise stipulated) constitute a stipulation for the benefit of any person (stipulatio alteri) who is not a Party to this Agreement.

2.14.	The use of any expression in this Agreement covering a process available under South African law, such as winding-up, shall, if either of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

2.15.	Any reference in this Agreement to “this Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, as amended, varied, novated or supplemented from time to time.

2.16.	In this Agreement the words “clause” or “clauses” and “annexure” or “annexures” refer to clauses of and annexures to this Agreement.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

3.	INTRODUCTION

3.1.	The Seller carries on the Business.

3.2.	The Purchaser wishes to purchase the Business as a going concern and the Seller is prepared to sell the Business to the Purchaser on the terms and conditions herein contained.

3.3.	The Seller wishes to cede to the Purchaser in terms of section 11 of the MPRDA, the Tailings Dams Mining Right, subject to the provisions of clause 18, which cession the Purchaser wishes to accept on the terms and conditions contained herein.

3.4.	The Parties wish to record in writing their agreement in respect of the above and matters ancillary thereto.

4.	CONDITIONS PRECEDENT

4.1.	Save for clauses 1 to 5 and clause 16 and clauses 18 to 30 all of which will become effective immediately, this Agreement is subject to the fulfilment of the Conditions Precedent that –

4.1.1.	by not later than 23h59 on 1 April 2013, the shareholder of the Purchaser (being the Seller) has passed resolutions approving the substitution of the Purchaser’s Existing MOI with the Purchaser’s New MOI, with effect from the Effective Date;

4.1.2.	by not later than 23h59 on 1 April 2013, a notice of amendment to substitute the Purchaser’s Existing MOI with the Purchaser’s New MOI has been lodged at the Companies and Intellectual Property Commission in the manner prescribed by the Companies Act;

4.1.3.	by not later than 23h59 on 1 April 2013, the shareholder of BEECo 1 (being Kopano) has passed resolutions approving the substitution of BEECo 1’s Existing MOI with BEECo 1’s New MOI, with effect from the Effective Date;

4.1.4.	by not later than 23h59 on 1 April 2013, a notice of amendment to substitute BEECo 1’s Existing MOI with BEECo 1’s New MOI has been lodged at the Companies and Intellectual Property Commission in the manner prescribed by the Companies Act;

4.1.5.	by not later than 23h59 on 1 April 2013, the shareholder of BEECo 2 (being Masincazelane Investments) has passed resolutions approving the substitution of BEECo 2’s Existing MOI with BEECo 2’s New MOI, with effect from the Effective Date;

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

4.1.6.	by not later than 23h59 on 1 April 2013, a notice of amendment to substitute BEECo 2’s Existing MOI with BEECo 2’s New MOI has been lodged at the Companies and Intellectual Property Commission in the manner prescribed by the Companies Act;

4.1.7.	by not later than 23h59 on 1 April 2013, the shareholder of BEECo 3 (being the Seller) has passed resolutions approving the substitution of BEECo 3’s Existing MOI with BEECo 3’s New MOI, with effect from the Effective Date;

4.1.8.	by not later than 23h59 on 1 April 2013, a notice of amendment to substitute BEECo 3’s Existing MOI with BEECo 3’s New MOI has been lodged at the Companies and Intellectual Property Commission in the manner prescribed by the Companies Act;

4.1.9.	by not later than 23h59 on 1 April 2013, the shareholder of Sikhuliso SPV (being Sikhuliso) has passed resolutions approving the amendment of Sikhuliso SPV’s Existing MOI in accordance with the Sikhuliso SPV Amending Resolution, with effect from the Effective Date;

4.1.10.	by not later than 23h59 on 1 April 2013, a notice of amendment to amend Sikhuliso SPV’s Existing MOI in accordance with the Sikhuliso SPV Amending Resolution has been lodged at the Companies and Intellectual Property Commission in the manner prescribed by the Companies Act;

4.1.11.	by not later than 23h59 on 1 May 2013, the Seller has delivered to Sikhuliso SPV, BEECo 1, BEECo 2 and BEECo 3 a written notice stating that the Seller is satisfied with the results of the Due Diligence Investigation;

4.1.12.	by not later than 23h59 on 1 May 2013, the counterparties to the Material Contracts have consented in writing to the assignment of all of the Seller’s rights and obligations under the Material Contracts to the Purchaser with effect from the Closing Date, save to the extent that the terms of any Material Contract provide that such consent is not required;

4.1.13.	by not later than 23h59 on 1 May 2013, the Parties have, in accordance with the provisions of section 197(6) of the Labour Relations Act concluded an agreement, as contemplated by that section, with each of the union representatives of the Employees recording the exclusion of the transfer of their contracts of employment to the Purchaser in terms of section 197(2) of the Labour Relations Act and the incidence of liability of the Parties in relation to each of the Employees; and

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

4.1.14.	by not later than 23h59 on 1 May 2013, each of the Transaction Agreements has been entered into and has become unconditional in accordance with its terms, save for any condition requiring that this Agreement becomes unconditional.

4.2.	The Seller shall use reasonable endeavours to procure the fulfilment of the Conditions Precedent contained in clauses 4.1.1 and 4.1.2 and the Conditions Precedent contained in clauses 4.1.11 to 4.1.13 as soon as reasonably possible after the Signature Date.

4.3.	The Purchaser shall use reasonable endeavours to procure the fulfilment of the Conditions Precedent contained in clauses 4.1.3 to 4.1.10 as soon as reasonably possible after the Signature Date.

4.4.	The Seller and the Purchaser shall use their reasonable endeavours and the Seller and the Purchaser will co-operate in good faith to procure the fulfilment of the Condition Precedent contained in clause 4.1.14 as soon as reasonably possible after the Signature Date.

4.5.	The Conditions Precedent set out in –

4.5.1.	clauses 4.1.3 to 4.1.13 have been inserted for the benefit of the Seller which will be entitled to waive fulfilment of the said Conditions Precedent, in whole or in part, on written notice to the Purchaser prior to the expiry of the relevant time periods set out in those clauses; and

4.5.2.	clauses 4.1.1, 4.1.2 and 4.1.14 has been inserted for the benefit of the Purchaser and the Seller which will be entitled to waive fulfilment of any of the said Conditions Precedent, in whole or in part, by written agreement between the Parties.

4.6.	Unless all the Conditions Precedent have been fulfilled or waived by not later than the relevant dates for fulfilment thereof set out in clause 4.1 (or such later date or dates as may be agreed in writing between the Parties before the aforesaid date or dates) the provisions of this Agreement, save for clauses 1 to 4 and clauses 18 to 30 which will remain of full force and effect, will never become of any force or effect and the status quo ante will be restored as near as may be possible and neither of the Parties will have any claim against the other in terms hereof or arising from the failure of the Conditions Precedent, save for any claims arising from a breach of clause 4.2, 4.3 and/or clause 4.4.

5.	SUBMISSION OF APPLICATIONS

5.1.	The Seller shall, together with the Purchaser, to the extent applicable, as soon as reasonably possible after the Closing Date, prepare and submit the Applications to the DMR, which means of submission may include submission electronically via the website of the DMR or manual lodgement, together with any further documents as may be required to be submitted in connection with the Applications.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

5.2.	The Seller and the Purchaser shall –

5.2.1.	sign all documents and expeditiously provide all necessary information for submission of the Applications upon being required to do so;

5.2.2.	use their reasonable commercial endeavours and shall take all such steps and render all such assistance as may be reasonably necessary to procure that the Applications and all requisite documents are properly prepared and duly submitted within the time period specified in clause 5.1, or earlier; and

5.2.3.	do everything reasonably required by the DMR in order to enable the Applications to be dealt with, to the extent that it is within its power to do so.

6.	SALE

6.1.	The Seller hereby sells to the Purchaser which hereby purchases the Business as a going concern.

6.2.	Notwithstanding the Signature Date and the Closing Date, ownership of and risk in, and benefit attaching to, the Business will, against payment of the Purchase Consideration (together with any accrued interest thereon), be deemed to have passed to the Purchaser on the Effective Date, excluding the Tailings Dams Mining Right which will be ceded to the Purchaser in accordance with the provisions of clause 18 with effect from the date of execution of the Deed of Cession.

6.3.	Possession and effective control of the Business will be given to the Purchaser on the Closing Date, excluding the Tailings Dams Mining Right which will be ceded to the Purchaser in accordance with the provisions of clause 18 with effect from the date of execution of the Deed of Cession.

6.4.	The Purchaser acknowledges that ownership of the Saaiplaas Plant Crushing Facility remains with the Seller and the Seller is entitled to do all such things as it deems necessary in respect of the Saaiplaas Plant Crushing Facility, including dismantling and removing the Saaiplaas Plant Crushing Facility and rehabilitating the immovable property on which the Saaiplaas Plant Crushing Facility is located.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

7.	INTRA-GROUP TRANSACTION

7.1.	The Seller and the Purchaser acknowledge and agree that section 45 of the Income Tax Act, which section provides for corporate roll-over relief where an asset is disposed of by one company to another company (which is a resident of South Africa) and both companies form part of the same group of companies as at the end of the day of that transaction, shall automatically apply to the disposal of the Business Assets by the Seller to the Purchaser in terms of this Sale. In particular, the Seller and the Purchaser acknowledge and agree that –

7.1.1.	both the Seller and the Purchaser are companies incorporated under the laws of South Africa and therefore qualify as “companies” as defined in section 1 of the Income Tax Act;

7.1.2.	the Purchaser is a “resident” of South Africa as the purchaser is incorporated under the laws of South Africa and accordingly satisfies the requirements of the definition of a “resident” in terms of section 1 of the Income Tax Act;

7.1.3.	both the Seller and the Purchaser form part of the same group of companies in that 70% (seventy percent) of the equity shares of the Purchaser is held by the Seller as at the date of the Sale and thereby meet the requirements of the definition of “group of companies” in section 1 as read with section 41 of the Income Tax Act. Further, the Seller and Purchaser shall equally form part of the same group of companies as at the end of the day of the Sale;

7.1.4.	the Purchaser shall, pursuant to the implementation of this Sale, acquire the Business Assets as -

7.1.4.1.	capital assets where the Seller held such assets as capital assets;

7.1.4.2.	trading stock where the Seller held such assets as trading stock; and

7.1.4.3.	allowance assets where the Seller held such assets as allowance assets.

7.2.	Accordingly, the Seller and the Purchaser shall abide by the provisions of section 45 of the Income Tax Act in the implementation of this Sale and confirm that the Seller and the Purchaser have not agreed in writing that the provisions of section 45 of the Income Tax Act do not apply to the disposal of the Business Assets in terms of section 45(6)(g) of the Income Tax Act.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

7.3.	The Purchaser shall, within 30 (thirty) days of the Sale, report this transaction in terms of section 45 of the Income Tax Act to the Commissioner for the South African Revenue Service in terms of section 41(5) of the Income Tax Act.

7.4.	Accordingly, and from a tax perspective, the Business Assets shall be transferred by the Seller to the Purchaser in terms of section 45 of the Income Tax Act having regard to the following principles –

7.4.1.	in respect of capital assets transferred by the Seller to the Purchaser –

7.4.1.1.	the Seller is deemed to have disposed of those assets for an amount equal to the base cost of those assets on the date of disposal; and

7.4.1.2.	the Seller and the Purchaser must, for purposes of determining any capital gain or capital loss in respect of a disposal of that asset by the Purchaser, be deemed to be one and the same person with respect to –

7.4.1.2.1.	the date of acquisition of that asset by the Seller and the amount and date of incurral by the Seller of any expenditure in respect of that asset allowable in terms of paragraph 20 of the Eighth Schedule to the Income Tax Act; and

7.4.1.2.2.	any valuation of that asset effected by the Seller as contemplated in paragraph 29(4) of the Eighth Schedule to the Income Tax Act;

7.4.2.	in respect of assets held as trading stock –

7.4.2.1.	the Seller must be deemed to have disposed of that asset for an amount equal to the amount taken into account by the Seller in respect of that asset in terms of section 11(a) or 22(1) or (2); and

7.4.2.2.	the Seller and the Purchaser must, for purposes of determining any taxable income derived by the Purchaser from a trade carried on by it, be deemed to be one and the same person with respect to the date of acquisition of that asset by the Seller and the amount and date of incurral by the Seller of any cost or expenditure incurred in respect of that asset as contemplated in section 11(a) or 22(1) (2);

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

7.4.3.	in respect of allowance assets transferred by the Seller –

7.4.3.1.	no allowance allowed to the Seller in respect of that asset must be recovered or recouped by the Seller or included in the Seller’s income for the year of that transfer; and

7.4.3.2.	the Seller and the Purchaser must be deemed to be one and the same person for purposes of determining the amount of any allowance or deduction –

7.4.3.2.1.	to which the Purchaser may be entitled in respect of that asset; or

7.4.3.2.2.	that is to be recovered or recouped by or included in the income of the Purchaser in respect of that asset;

7.4.4.	in respect of a contract in respect of which an allowance in terms of section 24C of the Income Tax Act was allowable –

7.4.4.1.	no allowance allowed to the Seller in respect of that obligation must be included in the Seller’s income for the year of the transfer; and

7.4.4.2.	the Seller and the Purchaser must be deemed to be one and the same person for purposes of determining the amount of any allowance –

7.4.4.2.1.	to which the Purchaser may be entitled in respect of that obligation; or

7.4.4.2.2.	that is to be included in the income of the Purchaser in respect of that obligation.

8.	PURCHASE CONSIDERATION

8.1.	The Purchase Consideration is an amount equal to R460,600,000 (four hundred and sixty million and six hundred thousand rand, which amount the Parties agree is the effective valuation of the Business as at the Effective Date.

8.2.	The Purchaser will assume the Rehabilitation Liabilities, in return for which the Seller will procure the transfer from the Harmony Trust to the New Rehabilitation Trust, the full amount which has been provided in the Harmony Trust for the Rehabilitation Liabilities in accordance with the provisions of clause 14.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

8.3.	The Seller and the Purchaser shall report the transactions contemplated hereby on all tax returns required to be filed by them in a manner consistent with such allocation.

9.	PAYMENT OF THE PURCHASE CONSIDERATION

9.1.	The Purchase Consideration will be paid by the Purchaser, on the Closing Date, against compliance by the Seller with clause 11.1, as follows –

9.1.1.	by the payment to the Seller of an amount equal to R4,606,000 (four million six hundred and six thousand rand), the payment of which shall be set-off against the obligation of the Seller to make payment of an amount equal to R4,606,000 (four million six hundred and six thousand rand) to the Purchaser for the subscription of an additional 1 (one) share in the issued share capital of the Purchaser in terms of the Subscription, Sale and Shareholders Agreement; and

9.1.2.	by the Purchaser crediting a loan account in its books of account in the name of the Seller for an amount equal to R455,994,000 (four hundred and fifty five million nine hundred and ninety four thousand rand), which loan account shall bear interest at the Funding Rate plus 100 (one hundred) basis points.

9.2.	All payments to be made under or arising from this Agreement will be made by electronic transfer of immediately available and freely transferable funds, free of any deductions or set-off whatsoever, in the currency of the Republic of South Africa and, in the case of payments made by the Purchaser, to the Seller’s Designated Account.

9.3.	For purposes of section 45(3A) of the Income Tax Act -

9.3.1.	the Seller, which forms part of the same group of companies as the Purchaser, shall be deemed to have acquired the debt contemplated in clause 9.1.2 for an amount of expenditure of nil; and

9.3.2.	where an amount, other than interest, is received by or accrues to the Seller from any company that forms part of the same group of companies as the Seller (such as the Purchaser) in respect of the said debt and that amount is applied by the Seller in settlement of the debt, that amount must be disregarded in determining the aggregate capital gain or taxable income of the Seller.

10.	VALUE-ADDED TAX

10.1.	The Parties record that they are, for purposes of the VAT Act, deemed to be one and the same person in terms of section 8(25) of the VAT Act.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

10.2.	The Parties agree that –

10.2.1.	both the Seller and the Purchaser are registered VAT vendors, registered in terms of the VAT Act;

10.2.2.	the Business is –

10.2.2.1.	an enterprise capable of separate operation; and

10.2.2.2.	being sold as a going concern;

10.2.3.	the aforesaid enterprise will constitute an income earning activity on the Closing Date and the date of transfer thereof to the Purchaser;

10.2.4.	the assets necessary to carry on the enterprise are being disposed of by the Seller to the Purchaser in terms of this Agreement.

10.3.	Should, for any reason, the provisions of section 8(25) of the VAT Act not be applicable to this Agreement, the sale of the Business in any event falls within the ambit of section 11(1)(e) of the VAT Act and as such the Parties agree that the Purchase Consideration for the supply includes VAT at the rate of zero percent.

10.4.	Should the South African Revenue Service rule that VAT is payable in respect of the sale of the Business or any Business Assets at a rate exceeding zero percent, the Purchaser shall pay such VAT to the Seller when the Seller is required to make payment thereof, against the delivery of a tax invoice to the Purchaser.

10.5.	Each of the Purchaser and Seller respectively warrant to the other that they will, as at the time of supply (as defined in section 9(1) of the VAT Act) of the enterprise to the Purchaser, be registered as vendors in terms of the VAT Act.

10.6.	The Purchaser shall, on or before the Closing Date, provide the Seller with a copy of its VAT registration certificate (form VAT-103) for the records of the Seller.

11.	CLOSING

11.1.	On the Closing Date representatives of the Parties shall meet at 10h00 at the offices of the Seller, or such other place as the Parties may agree, at which meeting the Seller will –

11.1.1.	give possession of the Business to the Purchaser and place the Purchaser in control of the management of the Business;

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

11.1.2.	deliver to the Purchaser all of the Business Assets (excluding the Tailings Dams Mining Right), by such mode of actual or constructive delivery as shall be appropriate in the circumstances; and

11.1.3.	deliver to the Purchaser (to the extent to which they exist) all books, records and other relevant documents pertaining solely to the Business (including all such records as exist only in electronic form, which shall be copied onto such devices or memory storage disks or drives as the Purchaser may reasonably require), provided that –

11.1.3.1.	insofar as the Seller is obliged in law to retain any such book, record or document, it shall deliver a photocopy thereof to the Purchaser; and

11.1.3.2.	if the Seller requires, at any time after the Closing Date, to make copies of or inspect any such book, record or document relating to any period prior to the Closing Date, in terms of or in order to comply with any law or other legal obligation, it shall be entitled to do so during normal business hours upon reasonable notice to the Purchaser.

11.2.	The Seller hereby undertakes to sign and execute upon request by the Purchaser all such documents as may be required to procure, at the cost of the Purchaser, the transfer and, to the extent possible, the registration of the transfer of the Business Assets into the name of the Purchaser. If the Seller fails to sign and execute any document within 5 (five) business days of any written request therefor by the Purchaser, the Seller hereby appoints the Purchaser as its attorney and agent in rem suam to do all such things and sign and execute any documents on its behalf to procure the transfer of the Business Assets into the name of the Purchaser.

11.3.	Upon closing in terms of this clause 11, the Purchaser will pay to the Seller the Purchase Consideration.

11.4.	The Parties may, by agreement in writing, dispense with a meeting on the Closing Date and may instead ensure delivery of the documents referred to in clause 11.1 and clause 11.2, and payment of the Purchase Consideration, in such other manner as they agree to be convenient.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

12.	BUSINESS LIABILITIES

12.1.	Against compliance by the Purchaser with its obligations under clause 11.3 –

12.1.1.	the Seller hereby delegates the Business Liabilities to the Purchaser on the Closing Date with effect from the Effective Date; and

12.1.2.	the Purchaser hereby accepts such delegation and assumes the Business Liabilities on the Closing Date with effect from the Effective Date.

12.2.	The Purchaser undertakes to discharge such Business Liabilities as and when they fall due.

12.3.	The Purchaser hereby indemnifies and holds the Seller harmless against all claims, damage, loss and/or expense which may be made against and/or suffered by the Seller in connection with and/or arising from the Business Liabilities or in respect of the Purchaser’s failure to discharge the Business Liabilities timeously.

12.4.	The Business Liabilities will for all purposes exclude the Excluded Liabilities. The Excluded Liabilities are excluded from the Sale and will be retained by the Seller for its own account. The Seller hereby indemnifies and holds the Purchaser harmless against all claims, damage, loss and/or expense which may be made against and/or suffered by the Purchaser in connection with and/or arising from the Excluded Liabilities or in respect of the Seller’s failure to discharge the Excluded Liabilities or any of them.

13.	THE CONTRACTS

13.1.	To the extent that consent of the counterparty to the assignment of a Contract is not required, the Seller hereby assigns its rights and obligations under the Contracts to the Purchaser with effect from the Closing Date, which will take over and complete all Contracts for its own account. The Purchaser hereby irrevocably and unconditionally accepts such assignment.

13.2.	The Seller hereby indemnifies the Purchaser and holds it harmless against any and all claims which may, in respect of the Business, be made against it and all liabilities which may be incurred by the Purchaser under any of the Contracts assigned to it in terms of clause 13.1, but only in respect of claims, the cause of action of which arose before the Closing Date.

13.3.	The Purchaser hereby indemnifies the Seller and holds it harmless against any and all claims which may, in respect of the Business, be made against it and all liabilities which may be incurred by the Seller under any of the Contracts assigned to it in terms of clause 13.1, but only in respect of claims, the cause of action of which arises after the Closing Date.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

14.	NEW REHABILITATION TRUST

14.1.	The Seller shall as soon as reasonably possible after the Signature Date, procure that the New Rehabilitation Trust has been established and that letters of authority have been issued to the trustees by the Master of the High Court.

14.2.	Digby Wells Environmental has estimated that the rehabilitation liability as per the requirements of the MPRDA to be an amount equal to R87,540,494 (eighty seven million five hundred and forty thousand four hundred and ninety four rand). This recordal of such estimate does not constitute, in any way whatsoever, a warranty by the Seller, and the Purchaser shall have no claim against the Seller to the extent that the rehabilitation liability as per the requirements of the MPRDA is more than R87,540,954 (eighty seven million five hundred and forty thousand four hundred and ninety four rand).

14.3.	The amount in the Harmony Trust, which amount is ring-fenced in the Harmony Trust for the Rehabilitation Liabilities, shall be an amount equal to the amount referred to in clause 14.2.

14.4.	The Seller will, on the later of –

14.4.1.	the date which is 30 (thirty) business days after the execution of the Deed of Cession; and

14.4.2.	the date which is 60 (sixty) business days after the date on which letters of authority have been issued to the trustees of the New Rehabilitation Trust,

procure the transfer from the Harmony Trust to the New Rehabilitation Trust, the full amount which has been provided in the Harmony Trust for the Rehabilitation Liabilities as at the date of transfer, subject to the following –

14.4.3.	the Purchaser shall continue to make contributions to the Harmony Trust for the Rehabilitation Liabilities until the date of transfer;

14.4.4.	the New Rehabilitation Trust shall be a separate fund in respect of the Rehabilitation Liabilities and shall not be used for any other purpose;

14.4.5.	the trust deed of the New Rehabilitation Trust will not be amended without the Seller’s prior written approval;

14.4.6.	the Seller shall have the right from time to time, to appoint a trustee to the New Rehabilitation Trust;

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

14.4.7.	the Purchaser will deposit amounts into the New Rehabilitation Trust as agreed with the DMR. To the extent that any contributions to the New Rehabilitation Trust are in arrears after the Closing Date, the Purchaser hereby undertakes that it shall not distribute any cash from its business, in any form or manner whatsoever, until such arrears have been extinguished; and

14.4.8.	the Purchaser will provide the Seller, on an annual basis, with an estimate of the Rehabilitation Liabilities, details of all amounts paid into or by the New Rehabilitation Trust and a copy of the accounts of the New Rehabilitation Trust.

15.	SERVITUDES

The Seller shall use reasonable commercial endeavours to procure the registration of the Servitudes as soon as reasonably possible after the Closing Date. With effect from the Closing Date, the Seller hereby grants to the Purchaser rights of access in order to enable to the Purchaser to adequately access the Saaiplaas Plant Leaching Facility, the Tailings Dams, the St Helena Dams and the pipelines and powerlines in respect of the Business until such date as the Servitude in respect of each of the Saaiplaas Plant Leaching Facility, the Tailings Dams, the St Helena Dams and the pipelines and powerlines in respect of the Business is registered.

16.	INTERIM PERIOD ACTIVITIES

The Seller shall procure that from the Signature Date until the Closing Date –

16.1.	the Business will be carried on in substantially the normal and ordinary course, and the Seller shall not enter into any contract or commitment or do anything which, in any such case, is out of the normal and ordinary course of the Business; and

16.2.	no activities, save for the processing of the Tailings Dams in the normal and ordinary course, shall be conducted in respect of the Tailings Dams (save to the extent required by law, in terms of the provisions of this Agreement, the Mining Right or any mining works programme or environmental management programme in respect of the Mining Right), without obtaining the prior written consent of the Purchaser, which consent may not be unreasonably withheld or delayed.

17.	SECTION 34 OF THE INSOLVENCY ACT

17.1.	The Parties agree that notice of the Sale will not be published as contemplated in section 34 of the Insolvency Act.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

17.2.	Without in any way detracting from the rights and remedies of the Purchaser contemplated in clauses 23 –

17.2.1.	the Seller hereby indemnifies the Purchaser and holds the Purchaser harmless against any claim of any nature which may be made against the Purchaser by any creditor of the Seller pursuant to the provisions of section 34 of the Insolvency Act and against any loss or damage of any nature whatsoever which the Purchaser may suffer as a result of the non-publication of the notices referred to in clause 17.1, save to the extent that such loss or damage arises from a failure by the Purchaser to comply with its obligations in terms of this Agreement;

17.2.2.	the Purchaser shall not be under any duty to resist any proceedings to attach or to take possession of any of the Business Assets by any person who alleges that the Sale is void because such transaction has not been advertised, provided that the Purchaser shall be obliged, within 2 (two) business days after becoming aware of such proceedings, to give written notice thereof to the Seller; and

17.2.3.	if the Purchaser gives notice pursuant to clause 17.2.2, the Seller shall be obliged to procure that the Business Assets concerned are released from attachment or are returned to the Purchaser, as the case may be, within 10 (ten) business days of receipt of such notice from the Purchaser.

18.	CESSION OF THE TAILINGS DAMS MINING RIGHT

18.1.	The Seller and the Purchaser undertake to do all such things as may be necessary to procure the cession of the Tailings Dams Mining Right from the Seller to the Purchaser.

18.2.	The Purchaser acknowledges that as at the Signature Date, the Mining Right does not include the gold ore in respect of the Tailings Dams. Pursuant to the Amendment Approval, the Seller shall use reasonable endeavours to procure that the DMR shall –

18.2.1.	amend the Mining Right to include the gold ore in respect of the Tailings Dams and either –

18.2.1.1.	execute a new Mining Right including the gold ore in respect of the Tailings Dams; or

18.2.1.2.	execute a deed of amendment in terms of which the Mining Right is amended to included the gold ore in respect of the Tailings Dams;

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

18.2.2.	grant the Tailings Dams Mining Right to the Seller and execute such Tailings Dam Mining Right in the name of the Seller; or

18.3.	In the event that the DMR amends the Mining Right to include the gold ore in respect of the Tailings Dams as contemplated in clause 18.2.1, the Seller and the Purchaser acknowledge that, the cession of the Tailings Dams Mining Right from the Seller to the Purchaser shall be subject to –

18.3.1.	receipt of the grant by the DMR of the Tailings Dams Mining Right (subject to the Abandonment by the Seller provided that such grant and Abandonment takes place contemporaneously);

18.3.2.	execution of the Tailings Dams Mining Right in the name of the Seller;

18.3.3.	the grant of the Section 102 Application;

18.3.4.	receipt of all such documents as may be necessary to execute the deed of cession, including the Section 11 Consent and to the extent applicable, the Seller’s Power of Attorney and the Purchaser’s Power of Attorney;

18.3.5.	amendment of the Seller’s certificate of registration granted under the NNR Act to exclude the Tailings Dams and the Saaiplaas Plant Leaching Facility; and

18.3.6.	the Purchaser being granted a certificate of registration under the NNR Act in respect of the Tailings Dams and the Saaiplaas Plant Leaching Facility.

18.4.	In the event that the DMR grants the Tailings Dams Mining Right to the Seller and executes such Tailings Dam Mining Right in the name of the Seller as contemplated in clause 18.2.2, the Seller and the Purchaser acknowledge that, the cession of the Tailings Dams Mining Right from the Seller to the Purchaser shall be subject to –

18.4.1.	receipt of all such documents as may be necessary to execute the deed of cession, including the Section 11 Consent and to the extent applicable, the Seller’s Power of Attorney and the Purchaser’s Power of Attorney;

18.4.2.	amendment of the Seller’s certificate of registration granted under the NNR Act to exclude the Tailings Dams and the Saaiplaas Plant Leaching Facility; and

18.4.3.	the Purchaser being granted a certificate of registration under the NNR Act in respect of the Tailings Dams and the Saaiplaas Plant Leaching Facility.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

18.5.	The Seller shall procure that, subject to receipt of the grant of the Tailings Dam Mining Right and execution of the Tailings Dams Mining Right by the DMR and the Seller as contemplated in clause 18.3, the Deed of Amendment shall be executed.

18.6.	Forthwith after the execution of the Deed of Cession and, to the extent applicable, the Deed of Amendment , the Seller shall procure that the Deed of Cession and, to the extent applicable, the Deed of Amendment are lodged for registration in terms of the MTRA within the 30 (thirty) day period contemplated in section 11(4) of the MPRDA.

18.7.	The Purchaser acknowledges that the grant of the Tailings Dam Mining Right, and subsequent cession thereof to the Purchaser, shall not vest in the Purchaser any rights in and to the Mining Area (including the area below the Tailings Dams) and the Seller shall be entitled, at all times, to continue its processing activities in respect of the area below the Tailings Dams.

19.	WARRANTIES BY THE SELLER

19.1.	Subject to the limitations and qualifications set out in clause 19.3, the Seller hereby gives to and in favour of the Purchaser the Warranties more fully set out in this Agreement and in 0. Each Warranty –

19.1.1.	is a separate Warranty and will in no way be limited or restricted by reference to or inference from the terms of any other Warranty or by any other words in this Agreement;

19.1.2.	is, insofar as it is promissory or relates to a future event, deemed to have been given as at the date of fulfilment of the promise or future happening of the event, as the case may be;

19.1.3.	is given as at the Signature Date, the Effective Date and the Closing Date and the periods between those dates; and

19.1.4.	shall continue and remain in force notwithstanding the completion of the Sale.

19.2.	It is recorded that the Purchaser has entered into this Agreement on the strength of the Warranties and on the basis that the Warranties will be correct on the Signature Date, the Effective Date and the Closing Date and the period between those dates.

19.3.	The Warranties are limited and qualified -

19.3.1.	by anything which arises as a result of any change in any applicable law or in its interpretation; and

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

19.3.2.	by anything to the extent that it is within the actual knowledge of the Purchaser at the Signature Date.

19.4.	The Purchaser acknowledges and warrants that as at the Signature Date, it does not know of, or have any ground to suspect, anything which may be, or would with the lapse of time or giving of notice, or both, be likely to become, a breach of any Warranty.

19.5.	Save for those Warranties and representations expressly given or made in this Agreement or in 0, no warranties or representations are given or made, in respect of the Business, the Tailings, the Tailings Dams Mining Right and/or the Tailings Dams, or any other matter whatsoever, whether express, tacit or implied, and the Business is being sold on a voetstoots basis.

20.	LIMITATION OF LIABILITY

20.1.	Notwithstanding the Warranties, representations and undertakings given by the Seller, no liability shall attach to the Seller in relation to claims, losses or liabilities –

20.1.1.	for any loss of profit or any other indirect, special or consequential loss;

20.1.2.	which are less than R3,000,000 (three million rand) in aggregate, provided that when such aggregate or individual claims or loss exceed the said amount, the Seller shall, subject to clauses 20.1.3 and 20.1.4, be liable for the full amount of such claim/s and/or loss and/or liabilities and not only for the amount in excess of the said amount;

20.1.3.	if the Purchaser has not issued summons against the Seller for recovery of such claims, losses or liabilities or made a demand for arbitration in regard thereto in terms of clause 24.1 by a date which is 18 (eighteen) months after the Closing Date, provided that if the Purchaser has, before such date, given written notice in respect of any claim which it may have to the Seller and has within 180 (one hundred and eighty) days after such date issued summons or commenced arbitration proceedings for the recovery thereof, the Warranties and indemnities given in respect of such notified matter shall survive as long as may be necessary to permit the final resolution of such matter; or

20.1.4.	which in aggregate exceed an amount equal to the Purchase Consideration on the basis that the aggregate amount recoverable from the Seller, exclusive of interest and costs, from whatever cause arising, shall be limited to the aforesaid amount.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

20.2.	The Purchaser shall have no claim whatsoever against the Seller in respect of any breach of any of the Warranties or representations contained in this Agreement and Annexure “6” hereto if and to the extent that –

20.2.1.	such breach or claim occurs as a result of any legislation not in force at the Signature Date which takes effect retrospectively;

20.2.2.	such breach or claim would not have arisen but for any voluntary act or omission on the part of the Purchaser or any person connected with it otherwise than in the normal and ordinary course of business; or

20.2.3.	such breach or claim arises as a result only of any changes after the Closing Date in the accounting bases, policies or methods used by the Business to value any of its assets or to provide for any of its liabilities.

20.3.	Any claim by the Purchaser against the Seller based on a breach of a representation, undertaking or Warranty contained in this Agreement shall be reduced by the aggregate of –

20.3.1.	any provisions in respect thereof, as reflected in the Management Accounts;

20.3.2.	an amount equal to any tax benefit received by the Purchaser as a result thereof, based on the nominal tax rate applicable at the time;

20.3.3.	any amount recovered from any third party in respect thereof (provided that nothing contained in this clause 20.3.3 shall be construed as placing any obligation on the Purchaser to take any steps to recover any amount from any third party); and

20.3.4.	any amount by which the subject matter of the claim has been or is made good or otherwise compensated for without cost to the Purchaser.

20.4.	All amounts available for set-off or otherwise liable to be deducted pursuant to clauses 20.2 or 20.3, shall be taken into account for the purpose of determining the amount of loss sustained in connection with the limits referred to in clause 20.1.

20.5.	Nothing in this clause 20 shall in any way diminish the Purchaser’s common law obligation to mitigate its loss.

20.6.	If any potential claim arises by reason of liability which is contingent only, then the Seller shall not be under any obligation to make any payment pursuant to such claim until such time as the contingent liability ceases to be contingent and becomes actual.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

21.	GENERAL WARRANTIES

21.1.	Each of the Parties hereby warrants to and in favour of the other that –

21.1.1.	it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement;

21.1.2.	this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms;

21.1.3.	the execution of this Agreement and the performance of its obligations hereunder does not and shall not –

21.1.3.1.	contravene any law or regulation to which that Party is subject;

21.1.3.2.	contravene any provision of that Party’s constitutional documents; or

21.1.3.3.	conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it; and

21.1.4.	to the best of its knowledge and belief, it is not aware of the existence of any fact or circumstance that may impair its ability to comply with all of its obligations in terms of this Agreement;

21.1.5.	it is entering into this Agreement as principal (and not as agent or in any other capacity);

21.1.6.	the natural person who signs and executes this Agreement on its behalf is validly and duly authorised to do so;

21.1.7.	no other party is acting as a fiduciary for it; and

21.1.8.	it is not relying upon any statement or representation by or on behalf of any other Party, except those expressly set forth in this Agreement.

21.2.	Each of the representations and warranties given by the Parties in terms of clause 21.1 shall –

21.2.1.	be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement; and

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

21.2.2.	continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement.

22.	SUPPORT

The Parties undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import of this Agreement.

23.	BREACH

23.1.	If a Party (“Defaulting Party”) commits any breach of this Agreement and fails to remedy such breach within 5 (five) business days (“Notice Period”) of written notice requiring the breach to be remedied, then the Party giving the notice (“Aggrieved Party”) will be entitled, at its option –

23.1.1.	to claim immediate specific performance of any of the Defaulting Party’s obligations under this Agreement, with or without claiming damages, whether or not such obligation has fallen due for performance and to require the Defaulting Party to provide security to the satisfaction of the Aggrieved Party for the Defaulting Party’s obligations; or

23.1.2.	to cancel this Agreement, with or without claiming damages, in which case written notice of the cancellation shall be given to the Defaulting Party, and the cancellation shall take effect on the giving of the notice. No Party shall be entitled to cancel this Agreement unless the breach is a material breach. A breach will be deemed to be a material breach if -

23.1.2.1.	it is capable of being remedied, but is not so remedied within the Notice Period; or

23.1.2.2.	it is incapable of being remedied or is not remedied within the Notice Period, and payment in money will compensate for such breach but such payment is not made within the Notice Period.

23.2.	The Parties agree that any costs awarded will be recoverable on an attorney-and-own-client scale unless the Court specifically determines that such scale shall not apply, in which event the costs will be recoverable in accordance with the High Court tariff, determined on an attorney-and-client scale.

23.3.	The Aggrieved Party’s remedies in terms of this clause 23 are without prejudice to any other remedies to which the Aggrieved Party may be entitled in law.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

23.4.	Notwithstanding the aforegoing, after the Closing Date, neither of the Parties will have the right to cancel this Agreement as a result of a breach thereof, and the Parties’ only remedies thereafter will be to claim specific performance of all the Defaulting Party’s obligations, together with damages, if any.

24.	DISPUTE RESOLUTION

24.1.	In the event of there being any dispute or difference between the Parties arising out of this Agreement, the said dispute or difference shall on written demand by either Party be submitted to arbitration in Johannesburg in accordance with the AFSA rules, which arbitration shall be administered by AFSA.

24.2.	Should AFSA, as an institution, not be operating at that time or not be accepting requests for arbitration for any reason, then the arbitration shall be conducted in accordance with the AFSA rules for commercial arbitration (as last applied by AFSA) before an arbitrator appointed by agreement between the Parties to the dispute or failing agreement within 10 (ten) business days of the demand for arbitration, then either Party to the dispute shall be entitled to forthwith call upon the chairperson of the Johannesburg Bar Council to nominate the arbitrator, provided that the person so nominated shall be an advocate of not less than 10 (ten) years standing as such. The person so nominated shall be the duly appointed arbitrator in respect of the dispute. In the event of the attorneys of the Parties to the dispute failing to agree on any matter relating to the administration of the arbitration, such matter shall be referred to and decided by the arbitrator whose decision shall be final and binding on the Parties to the dispute.

24.3.	Either Party to the dispute may appeal the decision of the arbitrator or arbitrators in terms of the AFSA rules for commercial arbitration.

24.4.	Nothing herein contained shall be deemed to prevent or prohibit a Party to the dispute from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim.

24.5.	Any arbitration in terms of this clause 24 (including any appeal proceedings) shall be conducted in camera and the Parties shall treat as confidential details of the dispute submitted to arbitration, the conduct of the arbitration proceedings and the outcome of the arbitration.

24.6.	This clause 24 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

24.7.	The Parties agree that the written demand by a Party in terms of clause 24.1 that the dispute or difference be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, 1969.

25.	NOTICES AND DOMICILIA

25.1.	The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the said physical addresses as well as the following telefax numbers –

25.1.1.	Seller:

Physical Address:	Block 27
Randfontein Office Park
Cnr Main Reef Road & Ward Avenue

Telefax:	+27 (0) 86 628 2332
Marked for the attention of: The Company Secretary

25.1.2.	Purchaser:

Physical Address:	Block 27
Randfontein Office Park
Cnr Main Reef Road & Ward Avenue

Telefax:	+27 (0) 86 628 2332
Marked for the attention of: Frank Abbott

provided that a Party may change its domicilium or its address for the purposes of notices to any other physical address or telefax number by written notice to the other Party to that effect. Such change of address will be effective 5 (five) business days after receipt of the notice of the change.

25.2.	All notices to be given in terms of this Agreement will be given in writing and will -

25.2.1.	be delivered by hand or sent by telefax;

25.2.2.	if delivered by hand during business hours, be presumed to have been received on the date of delivery. Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day; and

25.2.3.	if sent by telefax during business hours, be presumed to have been received on the date of successful transmission of the telefax. Any telefax sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

25.3.	Notwithstanding the above, any notice given in writing, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause 25.

26.	BENEFIT OF THE AGREEMENT

This Agreement will also be for the benefit of and be binding upon the successors in title and permitted assigns of the Parties or either of them.

27.	APPLICABLE LAW AND JURISDICTION

27.1.	This Agreement will in all respects be governed by and construed under the laws of the Republic of South Africa.

27.2.	Subject to clause 24, the Parties hereby consent and submit to the non-exclusive jurisdiction of the South Gauteng High Court, Johannesburg in any dispute arising from or in connection with this Agreement.

28.	GENERAL

28.1.	Whole Agreement

28.1.1.	This Agreement constitutes the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on the Parties.

28.1.2.	This Agreement supersedes and replaces any and all agreements between the Parties (and other persons, as may be applicable) and undertakings given to or on behalf of the Parties (and other persons, as may be applicable) in relation to the subject matter hereof.

28.2.	Variations to be in Writing

No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.

28.3.	No Indulgences

No latitude, extension of time or other indulgence which may be given or allowed by any Party to the other Parties in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of a Party arising from this Agreement and no single or partial exercise of any right by any Party under this Agreement, shall in any

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21 circumstances be construed to be an implied consent or election by such Party or operate as a waiver or a novation of or otherwise affect any of the Party’s rights in terms of or arising from this Agreement or estop or preclude any such Party from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof. Failure or delay on the part of a Party in exercising any right, power or privilege under this Agreement will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

28.4.	No Waiver or Suspension of Rights

No waiver, suspension or postponement by either Party of any right arising out of or in connection with this Agreement shall be of any force or effect unless in writing and signed by such Party. Any such waiver, suspension or postponement will be effective only in the specific instance and for the purpose given.

28.5.	Provisions Severable

All provisions and the various clauses of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other. Any provision or clause of this Agreement which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions and clauses of this Agreement shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof.

28.6.	Continuing Effectiveness of Certain Provisions

The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

28.7.	No Assignment

Neither this Agreement nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by either Party without the prior signed written consent of the other Party, save as otherwise provided herein.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

28.8.	Exclusion of Electronic Signature

The reference in clauses 28.2, 28.4 and 28.7 to writing signed by a Party shall, notwithstanding anything to the contrary in this Agreement, be read and construed as excluding any form of electronic signature.

29.	COSTS

Except as otherwise specifically provided herein, each Party will bear and pay its own legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of this Agreement.

30.	SIGNATURE

30.1.	This Agreement is signed by the Parties on the dates and at the places indicated below.

30.2.	This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.

30.3.	The persons signing this Agreement in a representative capacity warrant their authority to do so.

30.4.	The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

For:	HARMONY GOLD MINING COMPANY LIMITED

Signature:	/s/
who warrants that he / she is duly authorised thereto
Name:	Graham Briggs
Date:	20 March 2013
Place:	Sandton

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

For:	BUSINESS VENTURE INVESTMENTS NO 1692 PROPRIETARY LIMITED

Signature:	/s/
who warrants that he / she is duly authorised thereto
Name:	Graham Briggs
Date:	20 March 2013
Place:	Sandton

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

Annexure 1

DEED OF CESSION

Protocol No

NOTARIAL DEED OF CESSION (PROSPECTING RIGHT)

BE IT HEREBY MADE KNOWN:

THAT on the [•] day of [•] 2012, before me,

[NOTARY PUBLIC]

Notary Public, duly admitted and sworn, residing and practising at Johannesburg in the Province of Gauteng, and in the presence of the subscribing witnesses, personally came and appeared -

[APPEARER]

in her capacity as the attorney and agent of -

1.	HARMONY GOLD MINING COMPANY LIMITED

(registration number 1950/038232/06)

(hereinafter referred to as the “Cedent”)

[s/he], the said Appearer, being duly authorised hereto under and by virtue of a power of attorney granted in [his/her] favour on the [•] day of [•] by [•], in his capacity as the duly authorised representative of the Cedent under and by virtue of a resolution of the directors of the Cedent passed on the [•] day of [•];

and

2.	BUSINESS VENTURE INVESTMENTS NO 1692 PROPRIETARY LIMITED

(registration number 2012/041001/07)

(hereinafter referred to as the “Cessionary”)

[s/he], the said Appearer, being duly authorised hereto under and by virtue of a power of attorney granted in [his/her] favour on the [•] day of [•] by [•], in [his/her] capacity as the duly authorised representative of the Cessionary under and by virtue of a resolution of the directors of the Cessionary passed on the [•] day of [•];

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21 which powers of attorney and certified copies of which resolutions have this day been exhibited to me, the Notary, and now remain filed in my Protocol;

AND THE APPEARERS DECLARED THAT WHEREAS:

A	the Cedent is the holder of the mining right with file number MP[•] MR [•] ([•]) (“Tailings Dams Mining Right”);

B	in terms of a sale of business agreement entered into between the Cessionary and the Cedent dated [•], as amended from time to time (“Sale of Business Agreement”), the Cedent agreed to cede its right, title and interest in and to the Tailings Dams Mining Right to the Cessionary, which cession the Cessionary is prepared to accept; and

C	the Director-General of the Department of Mineral Resources, by virtue of the powers delegated to him, consented to the cession on [•], in terms of section 11(2) of the Mineral and Petroleum Resources Development Act, No 28 of 2002 and clause [•] of the Mining Right.

NOW THEREFORE THESE PRESENTS WITNESS:

3.	CESSION

The Cedent hereby cedes, assigns, transfers and makes over its right, title and interest in the Tailings Dams Mining Right to the Cessionary, its successors in title or assigns, subject to such terms and conditions as are mentioned or referred to in the Tailings Dams Mining Right, and the Cessionary hereby accepts the cession and assignment of the Cedent’s right, title, interest and obligations in and to the Tailings Dams Mining Right.

4.	COMPENSATION

Compensation for the cession of the Cedent’s right, title and interest in and to the Tailings Dams Mining Right will be payable by the Cessionary to the Cedent in terms of the provisions of the Sale of Business Agreement.

5.	COSTS

Each party will bear and pay its own legal costs and expenses of and incidental to the preparation and registration of this cession.

THUS DONE AND EXECUTED at Sandton on the day, month and year first aforewritten in the presence of the undersigned witnesses.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

2

AS WITNESSES

1.
q.q. CEDENT

2.
q.q. CESSIONARY

QUOD ATTESTOR NOTARY PUBLIC

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

3

Annexure 2

LIST OF INFRASTRUCTURE AND EQUIPMENT

SHAFT : METALLURGICAL PLANTS
BUSINESS UNIT: SAAIPLAAS PLANT

Compiled/Updated by: HENDRIK MOMBERG	Designation: PLANT MANAGER

	Infrastructure		Units	Comments	2012
	Feed - monitoring slime dams			H 1 and Brand A monitor supply pump stations	3
1	Water pumps
	Brand A dam	: 250-105 KSB pumps	ea	250 kW	4
		: 2750 kPa C-5 pumps	ea	200 kW	4
		: 200-C 5 pumps	ea	200 kW	4
	H 1 dam	: 250-105 KSB pumps	ea	250 kW
	Dam 21	: 200-C 5 pumps	ea	200 kW	10
2	Slurry pumps
	Brand A dam	: 2750 kPa D-frame pump	ea	200 kW	4
		: 2750 kPa D-frame pump	ea	200 kW	3
		: All Metal D-frame pump	ea	200 kW	1
	H 1 dam	: 2750 kPa D-frame pump	ea	200 kW	2
		: All Metal D-frame pump	ea	200 kW	0
	Dam 21	: 2750 kPa D-frame pump	ea	200 kW	4
		: 2750 kPa D-frame pump	ea	200 kW	4
		: All Metal D-frame pump	ea	160 kW	1
3	Slurry vibrating screens
	Brand A dam	: 2 Screens	ea	11 kW ( 2 Motors per screen )	2
	H 1 dam	: 2 Screens	ea	11 kW ( 2 Motors per screen )	2
	Dam 21	: 2 Screens	ea	12 kW ( 2 Motors per screen )	2
4	Rubberlined pipelines		km		14

	Plant - equipment
1	Thickeners		ea		4
	Thickener underflow pumps	: 850 kPa B-frame pump	ea	37 kW / 45 kW	4
	Thickener circulation pumps	: 850 kPa B-frame pump	ea	37 kW / 45 kW	4
	Additional underflow pumps	: 850 kPa C-frame pump	ea	90 kW	4
2	Cyanide dosing tanks		ea		2
3	Linear screens
	24 m2		ea	7.5 kW	2
	20 m2		ea	7.5 kW	2
	12 m2		ea	5.5 kW	1

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

4	CIL pachucas - 1000m3		ea		10
5	CIL screens
	MPS 600 Kemix Interstage Rotary Screen		ea	11 kW	20
6	Residue pachucas - 600m3		ea		3
7	Carbon handling pachucas - 600m3		ea		2
8	Redundant pachucas - 600m3		ea
9	Residue pumps
	2750 kPa D-frame pump		ea	200 kW / 132 kW	15
	850 kPa CD-frame pump		ea	75 kW / 90 kW
10	Glandservice pumps
	Residue and Massflow	: 2750 kPa C-5 pump	ea	90 kW	6
	Thickeners	: 2700 kPa A-5 pump	ea	22 kW	4
11	Flushing, hosing and booster pumps
	Lime booster pumps	: 2750 kPa C-5 pump	ea	110 kW	2
	Flushing and hosing pumps	: 2750 kPa C-5 pump	ea	90 kW	3
	Mill Return pumps	: 850 kPa D-frame pump	ea	90 kW	2
12	Reagent cyanide pumps
	SPX 25 Bredel Hose pump		ea	0.75 kW	4
13	Reagent cyanide storages		ea		2
14	Reagent lime storages		ea		2
15	Reagent lime pumps
	BC-Frame Envirotech pump		ea	30 kW	2
16	Reagent flocculent make up system		ea		1
17	Reagent flocculent dosing pumps
	C 81 M Mono pump		ea	4 kW	3
18	Massflow pumps
	Transfer pump	: 850 kPa D-frame pump	ea	200 kW	3
	Pre-leach pump	: 850 kPa D-frame pump	ea	200 kW
	Slurry transfer pump to Central plant	: 850 kPa C-frame pump	ea	37 kW	1
	Woodchip pump	: 850 kPa B-frame pump	ea	22 kW	2
	Woodchip vibrating screen		ea		1
19	Carbon goulds pumps
	Carbon Transfer pump (Loaded)	: 6x6” Goulds pump	ea	45 kW	1
	Carbon Drain pump	: 3x3” Goulds pump	ea	7.5 kW	1
	Carbon tranfer pump (Fresh/Regen)	: 6x6” Gould pump	ea	45 kW	1
20	Pachuca emptying pump
	8x8” Goulds pump		ea	110 kW	1
21	Residue pipelines		km	Include ring-mains and new 3rd residue line	36
22	Return water and dam pumps
	3 Dam	: 2750 kPa C-5 pump	ea	90 kW	2
	13 Dam	: 2750 kPa D-frame pump	ea	200 kW	5
23	Spillage pumps
	65 mm Titan pump		ea	7.5 kW	10
	125 mm Titan pump		ea	22 Kw	1

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

2

	B-frame Galligher	ea	37 kW	1
	G3 Sala pump	ea	18 kW	1
	B-frame pump (Spillage sumps)	ea	37 kW	3
	B-frame pump (Browns bund pump)	ea	45 kW	1
	80 mm V/S Envirotech pumps	ea	7.5kW / 11 kW	4
	50 mm V/S Envirotech pumps	ea	7.5 kW / 11 kW	2

	Trackless equipment :please give make, model	Units	Comments	2012
1	4 * 4 bakkies
	2.2 Toyota Hilux 4x4	ea	HD 249	1
	2.5 TD Ford Ranger 4x4	ea	HD 847 & HD 872	2
2	LDV bakkies
	2.4 D Toyota Hilux Raider	ea	HD 266	1
	B1800 Mazda	ea	HD 561	1
	2.2 Ford Ranger	ea	HD 846	1
	2.7 D KIA K2700 1.3 ton Workhorse	ea	HD 750	1
	Toyota Hilux 2.4 D	ea	HD 979	1
3	10 ton Toyota Hino Truck with HIAB	ea	HD 268	1
4	Hino carbon transport horse	ea		1
	Hino carbon transport tanker	ea		1
5	Double cab 4 * 4	ea	3.0 Nissan Hardbody D/C (HD 874)	1
6	Forklifts
	JCB Telescopic Forklift (with out-riggers)	ea	HD 559	1
	JCB Telescopic Forklift (no out-riggers)	ea	HD 566	1
	Catterpillar IT14G forklift/Loader	ea	HD 557	1
	Komatsu Forklift	ea	HD 62
	Komatsu Forklift	ea	HD 745	1
	Cat Forklift - telescopic handler	ea	HD 962	1
7	Bob cat	ea	HD 575	1

	Health and Safety Equipment
1	Cyanide emergency room	ea		1
2	Cyanide fixed gas monitors - dosing tank and residue			1
3	Fire fighting trailer with hoses and nozzels, etc	ea		1
4	Fire hydrant systems		10 Hydrant points in plant	1
5	Monitoring systems
	Fire detection System - all substations		Complete	5
	Number of Heads
6	Fire suppression system		In progress and to do all	4

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

3

C
	Buildings
1	Offices	ea		3
2	Workshops	ea		6
3	Security fence, surveylance equipment	ea		1

D
	Main Infrastructure
	Water Pumping		Pump station complete, pipelines	1
	Compressed air		New compressor plant	1
	Power		Sub stations, overhead lines	9
	Diesel generators		Emergency power units	2

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

4

Annexure 3

MATERIAL CONTRACTS

Operational contract

•	CS/12/05/0011 – J.W. Plant Hire and Sales (Pty) Ltd – Hiring of equipment

Capital contracts

•	Agreement entered into between Harmony and Frasier Alexander (Proprietary) Limited on or about 22 April in respect of the hydraulic re-mining of the Tailings Dams;

•	Agreement entered into between Harmony and Frasier Alexander (Proprietary) Limited on or about 10 April 2011 in respect of the construction of the St Helena Dams;

•	CS/12/03/0012 – Epoch Resources (Pty) Ltd – Construction site supervision of St Helena’s 1,2 and 3 Tailings Storage Facility

•	CS/12/04/0001 – Fraser Alexander Construction A Division of Fraser Alexander (Pty) Ltd – Construction of St Helena 1,2 and 3 Slime Dam and Associated Structure

•	CS/12/05/0001 – Elpiejoly (Pty) Ltd T/A Mining and Contracting Services – Manufacturing and construction of 2 X CIL Tanks at Saaiplaas Plant

•	CS/12/04/0014 – Quality Tube Services (Pty) Ltd – The supply and deliver of piping for Phoenix 500 Project

•	Freegold Lease Agreement.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

Annexure 4

MINING AREA DIAGRAM

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

Annexure 5

SAAIPLAAS PLANT DIAGRAM

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

Annexure 6

ST HELENA DAMS DIAGRAM

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

Annexure 7

WARRANTIES

The Warranties contained in this 0 are given by the Seller on the basis set out in clause 19 of the Agreement to which this 0 is attached.

To the extent that the Agreement may have been signed on a date which results in the use of any tense being inappropriate, the Warranties shall be read in the appropriate tense.

1.	WARRANTIES RELATING TO THE BUSINESS

1.1.	The Seller is the sole and beneficial owner of the Business and is entitled and able to give free and unencumbered title to the Business to the Purchaser.

1.2.	No person has any right (including any option or right of first refusal) to acquire any interest in or to the Business other than the Purchaser in terms of this Agreement.

1.3.	No person is entitled (otherwise than as a shareholder of the Seller) to participate or share in, nor to a commission on (save salesmen in the employ of the Seller with respect to the Business), the income or the profits of the Business or to any payment of any kind calculated with reference to the profits or income of the Business.

1.4.	The Seller’s books, accounts and records pertaining to the Business have been properly maintained according to law, do not contain any material inaccuracies or discrepancies and are capable of being written up within a reasonable time so as to record, in accordance with generally accepted accounting principles, all the transactions relating to the Business.

2.	WARRANTIES RELATING TO THE BUSINESS ASSETS

2.1.	The Seller is, subject to the provisions of the Funding Agreements, the sole and beneficial owner of the Business Assets and has the right and is able to sell and give free and unencumbered title to the Business Assets to the Purchaser, save for the Tailings Dams Mining Right which the Seller will be able to give free and unencumbered title following the grant of the Tailings Dams Mining Right.

2.2.	The Seller has no fixed or current assets used in or in relation to the Business other than the Business Assets which constitute all assets used by the Seller in respect of the Business.

2.3.	Save for those Business Assets required to be released from pledges and/or cessions in favour of creditors, none of the Business Assets are subject to any reservation of ownership, lease, lien, hypothec, mortgage, notarial bond, pledge or other encumbrance whatsoever.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

2.4.	All the Business Assets are insured against the risks to which they are ordinarily subject [for amounts which accord with sound business practice][for their full replacement value], all premiums due in respect of such insurance have been paid and the Seller has complied with all of the conditions to which the liability of the insurer under the policies of insurance will be subject.

3.	WARRANTIES RELATING TO THE CONTRACTS

3.1.	True and complete copies of all Contracts have been delivered to the Purchaser. The Seller is not aware of any fact or circumstance which will or is likely to result in any loss being suffered by the Business in respect of any such Contract.

3.2.	All of the Contracts were entered into in the ordinary and normal course of the Business, are of full force and effect according to their terms.

3.3.	The entering into of this Agreement and/or its implementation does not constitute a breach of any of the Seller’s contractual obligations nor will the entering into or implementation of this Agreement entitle any person to terminate or vary any Contract relating to the Business.

4.	WARRANTIES RELATING TO THE TAILINGS DAMS

4.1.	The Seller is the holder of the Mining Right.

4.2.	Subject to the grant of the Tailings Dams Mining Right and the Section 11 Consent, the Seller will be entitled and able to give free and unencumbered title in the Tailings Dams Mining Right to the Purchaser.

4.3.	To the best of the Seller’s knowledge and belief, no person has any right whatsoever (whether pursuant to any option, right of first refusal or otherwise) to acquire the Tailings Dams Mining Right other than the Purchaser in terms of this Agreement.

4.4.	To the best of the Seller’s knowledge and belief, the Seller is not subject to or party to any legal restriction, law, claim or encumbrance or any other restriction which would prevent or have an adverse affect on the transactions contemplated by this Agreement or its obligations in terms of this Agreement.

4.5.	There is no pending litigation to which the Seller is a party in respect of the Mining Right or the Tailings Dams Mining Right and, to the best of the Seller’s knowledge and belief, no demands or other claims have been made against the Seller in respect of the Mining Right or the Tailings Dams Mining Right.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

2

5.	WARRANTY RELATING TO ENVIRONMENTAL, REHABILITATION AND HEALTH AND SAFETY LAWS

To the best of the Seller’s knowledge and belief, the applicable provisions of the MPRDA and the Mine, Health and Safety Act, 1996 in respect of the Tailings Dams, the Tailings Dams Mining Right and the Infrastructure and Equipment have been complied with in all material respects and there are no disputes or legal proceedings against the Seller.

6.	WARRANTY RELATING TO THE AMOUNT TO BE TRANSFERRED TO THE NEW REHABILITATION TRUST

The amount set aside in the Harmony Trust in respect of the Rehabilitation Liabilities, as the Signature Date, the Closing Date and the date of transfer of such amount into the New Rehabilitation Trust is ring-fenced solely for the purposes of transferring such amount to the New Rehabilitation Trust for the Rehabilitation Liabilities.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

3